Exhibit 10.1

RECEIVABLES SALE AND CONTRIBUTION AGREEMENT

Dated as of April 17, 2020

among

STARTEK, INC. and STARTEK USA, INC.,
as Originators,

STARTEK, INC.,

as Master Servicer,

and

StarTek Receivables Funding, LLC,

as Buyer

i

SCHEDULES

Schedule I       Location of Each Originator

Schedule II      Location(s) of Books and Records of Each Originator

Schedule III     Trade Names of Each Originator

Schedule IV     Notice Addresses

Schedule V      Actions/Suits

EXHIBITS

Exhibit A        Purchase Data

Exhibit B         Form of Subordinated Note

RECEIVABLES SALE AND CONTRIBUTION AGREEMENT

This RECEIVABLES SALE AND CONTRIBUTION AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), dated as of April 17, 2020 is entered into among StarTek, Inc., a Delaware corporation (“StarTek”), StarTek USA, Inc., a Colorado corporation (“StarTek USA”), as originators (each of StarTek and StarTek USA, an “Originator” and together, the “Originators”), StarTek, as initial Master Servicer (as defined below), and StarTek Receivables Funding, LLC, a Delaware limited liability company (the “Buyer”).

DEFINITIONS

Unless otherwise indicated herein, capitalized terms used and not otherwise defined in this Agreement are defined in Article I of the Receivables Purchase Agreement, dated as of the date hereof (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Receivables Purchase Agreement”), among the Buyer, as seller, StarTek, as initial Master Servicer (in such capacity, the “Master Servicer”), and Regions Bank, as the Purchaser. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. All references hereto to months are to calendar months unless otherwise expressly indicated. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9. Unless the context otherwise requires, “or” means “and/or,” and “including” (and with correlative meaning “include” and “includes”) means including without limiting the generality of any description preceding such term.

BACKGROUND

1.     The Buyer is a special purpose limited liability company, all of the issued and outstanding membership interests of which are owned by StarTek USA (the “Contributing Originator”).

2.     Each of the Originators generates Receivables in the ordinary course of its businesses.

3.     On the terms and subject to the conditions set forth herein: Each of the Originators wishes to sell and in the case of the Contributing Originator, contribute, its Receivables and the Related Rights to the Buyer, and the Buyer is willing to purchase and/or accept such Receivables and the Related Rights from the Originators.

4.     Each of the Originators and the Buyer intend each such transaction to be a true sale or, solely in the case of the Contributing Originator, an absolute contribution and conveyance of Receivables and the Related Rights by the applicable Originator to the Buyer, providing the Buyer with the full benefits of ownership of the Receivables, and no Originator or the Buyer intends the transactions hereunder to be characterized as a loan from the Buyer to such Originator.

5.     The Buyer intends to sell and/or pledge the Receivables and the Related Rights to Regions Bank pursuant to the Receivables Purchase Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I
AGREEMENT TO PURCHASE AND SELL

SECTION 1.1   Agreement To Purchase and Sell. On the terms and subject to the conditions set forth in this Agreement, each Originator, severally and for itself, agrees to sell to the Buyer, and the Buyer agrees to purchase from such Originator, from time to time on or after the Closing Date, but before the RSCA Termination Date (as defined in Section 1.4), all of such Originator’s right, title and interest in and to:

(a)     each Receivable (other than Contributed Receivables as defined in Section 3.1(a)) of such Originator that existed and was owing to such Originator at the closing of such Originator’s business on the second Business Day prior to the date of this Agreement (the “Cut-Off Date”);

(b)     each Receivable (other than Contributed Receivables) generated by such Originator from and including the Cut-Off Date to but excluding the RSCA Termination Date;

(c)     all of such Originator’s right, title and interest (if any) in the goods, the sale of which gave rise to such Receivable, and any and all insurance contracts with respect thereto;

(d)     all other Security Interests or Liens and property subject thereto from time to time, if any, purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all financing statements and security agreements describing any collateral securing such Receivable;

(e)     all guaranties, letters of credit, insurance and other supporting obligations, agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable whether pursuant to the Contract related to such Receivable or otherwise;

(f)     all Records related to such Receivable;

(g)     all of such Originator’s right, title and interest in each Lock-Box and each Collection Account; and

(h)     all Collections and other proceeds (as defined in the UCC) of any of the foregoing that are or were received by such Originator on or after the Cut-Off Date, including, without limitation, all funds which either are received by such Originator, the Buyer or the Master Servicer from or on behalf of the Obligors in payment of any amounts owed (including, without limitation, invoice price, finance charges, interest and all other charges) in respect of any of the above Receivables or are applied to such amounts owed by the Obligors (including, without limitation, any insurance payments that such Originator, the Buyer or the Master Servicer applies in the ordinary course of its business to amounts owed in respect of any of the above Receivables, and net proceeds of sale or other disposition of Returned Goods or other collateral of the Obligors in respect of any of the above Receivables or any other parties directly or indirectly liable for payment of such Receivables).

All purchases and contributions hereunder shall be made without recourse, but shall be made pursuant to, and in reliance upon, the representations, warranties and covenants of such Originator set forth in this Agreement. No obligation or liability to any Obligor on any Receivable is intended to be assumed by the Buyer hereunder, and any such assumption is expressly disclaimed. The property, proceeds and rights described in clauses (c) through (h) above, including with respect to any Contributed Receivable, are herein referred to as the “Related Rights”, and the Buyer’s foregoing commitment to purchase Receivables and Related Rights is herein called the “Purchase Facility.”

SECTION 1.2  Timing of Purchases.

(a)     Closing Date Purchases. Effective on the Closing Date, each Originator hereby sells to the Buyer, and the Buyer hereby purchases, such Originator’s entire right, title and interest in, to and under (i) each Receivable (other than Contributed Receivables) that existed and was owing to such Originator at the Cut-Off Date, (ii) each Receivable (other than Contributed Receivables) generated by such Originator from and including the Cut-Off Date, to and including the Closing Date, and (iii) all Related Rights with respect thereto.

(b)     Subsequent Purchases. After the Closing Date, until the RSCA Termination Date, each Receivable and the Related Rights generated by such Originator shall be, and shall be deemed to have been, sold or contributed, as applicable, by such Originator to the Buyer immediately (and without further action) upon the creation of such Receivable.

SECTION 1.3  Consideration for Purchases. On the terms and subject to the conditions set forth in this Agreement, the Buyer agrees to make Purchase Price payments to the Originators and to reflect all capital contributions in accordance with Article III.

SECTION 1.4  RSCA Termination Date. The “RSCA Termination Date” shall be the earliest to occur of (a) the date the Purchase Facility is terminated pursuant to Section 8.2(a), (b) the Termination Date, and (c) the Commitment under the Receivables Purchase Agreement being reduced to zero dollars.

SECTION 1.5 Intention of the Parties. It is the express intent of each Originator and the Buyer that each conveyance by such Originator to the Buyer pursuant to this Agreement of the Receivables, including without limitation, all Receivables, if any, constituting general intangibles (as defined in the UCC), and all Related Rights be construed as a valid and perfected sale (or contribution) and absolute assignment (without recourse except as provided herein) of such Receivables and Related Rights by such Originator to the Buyer (rather than the grant of a security interest to secure a debt or other obligation of such Originator) and that the right, title and interest in and to such Receivables and Related Rights conveyed to the Buyer be prior to the rights of and enforceable against all other Persons at any time, including, without limitation, unsecured creditors, lien creditors, secured lenders, purchasers and any Person claiming through such Originator. Notwithstanding the foregoing, (i) this Agreement also shall be deemed to be, and hereby is, a security agreement within the meaning of the UCC and (ii) each Originator shall be deemed to have granted to the Buyer as of the date of this Agreement, and such Originator hereby grants to the Buyer a security interest in, to and under all of such Originator’s right, title and interest in and to: (A) the Receivables and the Related Rights now existing and hereafter created by the Originator transferred or purported to be transferred hereunder, (B) all monies due or to become due and all amounts received with respect thereto and (C) all books and records of such Originator to the extent related to any of the foregoing.

ARTICLE II
PURCHASE DATA; CALCULATION OF PURCHASE PRICE

SECTION 2.1  Purchase Data. In order to enable the Master Servicer to timely prepare the Monthly Reports when and as required under the Receivables Purchase Agreement, each Originator shall ensure that its records that are made accessible to Finacity Corporation, as the Master Servicer’s designee, include the information required on Exhibit A (the “Purchase Data”) with respect to:

(a)     Receivables purchased by the Buyer from such Originator, and, solely in the case of the Contributing Originator, contributed to the capital of the Buyer by such Originator, on the Closing Date (in the case of the Purchase Data to be delivered on the Closing Date); and

(b)     Receivables purchased by the Buyer from such Originator, and, solely in the case of the Contributing Originator, contributed to the capital of the Buyer by such Originator, during the month (or portion thereof) then most recently ended (in the case of each subsequent delivery of Purchase Data).

SECTION 2.2  Calculation of Purchase Price. The “Purchase Price” to be paid to each Originator on any Payment Date in accordance with the terms of Article III for the Receivables and the Related Rights that are purchased hereunder from such Originator shall be determined in accordance with the following formula:

PP	=	OB x FMVD

where:

PP	=	Purchase Price for each Receivable as calculated on the relevant Payment Date.

OB	=	The Outstanding Balance of such Receivable on the relevant Payment Date.

FMVD	=

Fair Market Value Discount, as measured on such Payment Date, which is equal to the quotient (expressed as percentage) of (a) one, divided by (b) the sum of (i) one, plus (ii) the product of (A) the Prime Rate on such Payment Date, times (B) a fraction, the numerator of which is the Days Sales Outstanding (calculated as of the last day of the calendar month immediately preceding such Payment Date) and the denominator of which is 365 or 366, as applicable.

“Payment Date” means (i) the Closing Date and (ii) each Business Day thereafter that the Originators are open for business.

“Prime Rate” means a per annum rate equal to the greater of 0% and the “U.S. Prime Rate” as published in the “Money Rates” section of The Wall Street Journal or if such information ceases to be published in The Wall Street Journal, such other publication as determined by Regions Bank in its sole discretion.

ARTICLE III
CONTRIBUTIONS AND PAYMENT OF PURCHASE PRICE

SECTION 3.1  Initial Contribution of Receivables and Initial Purchase Price Payment.

(a)     On the Closing Date, the Contributing Originator shall, and hereby does, contribute to the capital of the Buyer Receivables and Related Rights consisting of each Receivable of the Contributing Originator that exists and is owing to the Contributing Originator on the Closing Date beginning with the oldest of such Receivables and continuing chronologically thereafter such that the equity (taking into account any cash contributions made on or prior to the Closing Date) held by the Contributing Originator in the Buyer, after giving effect to such contribution of Receivables (the aggregate value of which shall be determined based on the Purchase Price definition), shall be at least equal to the Required Capital Amount. Each Receivable contributed by the Contributing Originator to the capital of the Buyer pursuant to this Section 3.1(a) and Section 3.2 below is herein referred to as a “Contributed Receivable”.

(b)     On the terms and subject to the conditions set forth in this Agreement, the Buyer agrees to pay to each Originator the Purchase Price for the purchase to be made from such Originator on the Closing Date (i) to the extent the Buyer has cash available therefor, partially in cash (in an amount to be agreed between the Buyer and such Originator) and, solely in the case of the Contributing Originator, if elected by the Contributing Originator in its sole discretion, by accepting a contribution to the Buyer’s capital and (ii) the remainder by issuing a promissory note in the form of Exhibit B to such Originator (each such promissory note, as it may be amended, supplemented, endorsed or otherwise modified from time to time, together with all promissory notes issued from time to time in substitution therefor or renewal thereof in accordance with the Transaction Documents, each being herein called a “Subordinated Note”) with an initial principal amount equal to the remaining Purchase Price payable to such Originator not paid in cash or, in the case of the Contributing Originator, contributed to the Buyer’s capital.

SECTION 3.2  Subsequent Purchase Price Payments. On each Payment Date subsequent to the Closing Date, on the terms and subject to the conditions set forth in this Agreement, the Buyer shall pay the Purchase Price to each Originator for the Receivables and the Related Rights generated by such Originator on such Payment Date:

(a)     First, in cash to each Originator to the extent the Buyer has cash available therefor (and such payment is not prohibited under the Receivables Purchase Agreement);

(b)     Second, solely in the case of the Contributing Originator, if elected by the Contributing Originator in its sole discretion, to the extent any portion of the Purchase Price remains unpaid, by accepting a contribution of such Receivable and the Related Rights to its capital in an amount equal to such remaining unpaid portion of such Purchase Price; and

(c)     Third, to the extent any portion of the Purchase Price remains unpaid, the principal amount outstanding under the applicable Subordinated Note shall be automatically increased by an amount equal to the lesser of (x) such remaining unpaid portion of such Purchase Price and (y) the maximum increase in the principal balance of the applicable Subordinated Note that could be made without rendering the Buyer’s Net Worth less than the Required Capital Amount;

provided, however, that (i) if all Originators are selling Receivables to the Buyer on the date of such purchase, the Buyer shall make cash payments between the Originators in such a way as to minimize (to the greatest extent practicable) the aggregate principal amounts outstanding under the Subordinated Notes, and (ii) the foregoing shall not be construed to require the Contributing Originator to make any capital contribution to the Buyer.

“Net Worth” means “Seller’s Net Worth” (as defined in the Receivables Purchase Agreement).

All amounts paid by the Buyer to any Originator shall be allocated first to the payment of any Purchase Price then due and unpaid, second to the payment of accrued and unpaid interest on the Subordinated Note of such Originator and third to the repayment of the principal outstanding on the Subordinated Note of such Originator to the extent of such outstanding principal thereof as of the date of such payment before such amounts may be allocated for any other purpose. The Originator shall make all appropriate record keeping entries with respect to the Subordinated Note to reflect the foregoing payments, and payments and reductions made pursuant to Section 3.3, and the Originator’s books and records shall constitute rebuttable presumptive evidence of the principal amount of, and accrued interest on, the Subordinated Notes at any time. Each Originator hereby irrevocably agrees to mark its Subordinated Note “CANCELED” and to return such Subordinated Notes to the Buyer upon the final payment thereof after the occurrence of the RSCA Termination Date.

If, on any Business Day, the Buyer is unable to pay the Purchase Price for Receivables and Related Rights pursuant to this Section 3.2, then the Originators shall on such Business Day provide written notice thereof to Regions Bank.

SECTION 3.3  Settlement as to Specific Receivables and Dilution.

(a)     If, (i) on the day of purchase of any Receivable from an Originator hereunder, any of the representations or warranties set forth in Sections 5.5 [Valid Sale], 5.12 [Eligible Receivables] , 5.20 [No Fraudulent Conveyance], 5.22 [Perfection Representations], 5.23 [Additional Perfection Representations], 5.26 [Enforceability of Contracts] or 5.27 [Nature of Pool Receivables] are not true with respect to such Receivable or (ii) as a result of any action or inaction (other than solely as a result of the failure to collect such Receivable due to a discharge in bankruptcy or similar insolvency proceeding or other credit related reasons with respect to the relevant Obligor) of such Originator, on any subsequent day, any of such representations or warranties set forth in Sections 5.5, 5.12, 5.20, 5.22, 5.23, 5.26 or 5.27 is no longer true with respect to such Receivable, then the Purchase Price for such Receivable shall be reduced by an amount equal to the Outstanding Balance of such Receivable and shall be accounted to such Originator as provided in clause (c) below; provided that if the Buyer thereafter receives payment on account of the Outstanding Balance of such Receivable, the Buyer promptly shall deliver such funds to the Originator.

(b)     If, on any day, the Outstanding Balance of any Receivable purchased or contributed hereunder is reduced or adjusted as a result of any defective, rejected, returned, repossessed or foreclosed goods or services, or any revision, cancellation, allowance, rebate, credit memo, discount or other adjustment made by the applicable Originator or any Affiliate of the Originator (other than the Buyer), or any setoff, counterclaim or dispute between an Originator or any Affiliate of an Originator, or and an Obligor, then the Purchase Price with respect to such Receivable shall be reduced by the amount of such net reduction and shall be accounted to such Originator as provided in clause (c) below.

(c)     Any reduction in the Purchase Price of any Receivable pursuant to clause (a) or (b) above shall be applied as a credit for the account of the Buyer against the Purchase Price of Receivables subsequently purchased by the Buyer from such Originator hereunder; provided, however, if there have been no purchases of Receivables from such Originator (or insufficiently large purchases of Receivables prior to the Settlement Date immediately following any such reduction in the Purchase Price of any Receivable) to create a Purchase Price sufficient to so apply such credit against, the amount of such credit:

(i)     to the extent of any outstanding principal balance under the Subordinated Note payable to such Originator, shall be deemed to be a payment under, and shall be deducted from the principal amount outstanding under, the Subordinated Note payable to such Originator; and

(ii)     after making any deduction pursuant to clause (i) above, shall be paid in cash to the Buyer by such Originator on such Settlement Date subject to the following proviso;

provided, further, that at any time (x) when an Event of Termination or an Unmatured Event of Termination, exists under the Receivables Purchase Agreement or (y) on or after the RSCA Termination Date, the amount of any such credit shall be paid by such Originator to the Buyer in cash by deposit of immediately available funds into a Collection Account for application to the same extent as if Collections of the applicable Receivable in such amount had actually been received on such date.

ARTICLE IV
CONDITIONS OF PURCHASES

SECTION 4.1 Conditions Precedent to Initial Purchase. The initial purchase hereunder is subject to the condition precedent that the Buyer and Regions Bank (as the Buyer’s assignee) shall have received, on or before the Closing Date, the following, each (unless otherwise indicated) dated the Closing Date, and each in form and substance satisfactory to the Buyer and Regions Bank (as the Buyer’s assignee):

(a)     a copy of the resolutions or unanimous written consent of the board of directors or other governing body of each Originator, approving this Agreement and the other Transaction Documents to be executed and delivered by it and the transactions contemplated hereby and thereby, certified by the Secretary or Assistant Secretary of such Originator;

(b)     good standing certificates for each Originator issued as of a recent date acceptable to the Buyer and Regions Bank (as the Buyer’s assignee) by the Secretary of State (or similar official) of the jurisdiction of such Originator’s organization or formation and each other jurisdiction where such Originator is required to be qualified to transact business, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect;

(c)     a certificate of the Secretary or Assistant Secretary of each Originator, certifying the names and true signatures of the officers authorized on such Person’s behalf to sign this Agreement and the other Transaction Documents to be executed and delivered by it (on which certificate the Buyer and Regions Bank (as the Buyer’s assignee) may conclusively rely until such time as the Buyer and Regions Bank (as the Buyer’s assignee) shall receive from such Person a revised certificate meeting the requirements of this clause (c));

(d)     the certificate or articles of incorporation or other organizational document of each Originator (including all amendments and modifications thereto) duly certified by the Secretary of State (or similar official) of the jurisdiction of such Originator’s organization as of a recent date, together with a copy of the by-laws or other governing documents of such Originator (including all amendments and modifications thereto), as applicable, each duly certified by the Secretary or an Assistant Secretary of such Originator;

(e)     proper financing statements (Form UCC-1) that have been duly authorized and name each Originator as the debtor/seller and the Buyer as the buyer/assignor (and Regions Bank, as secured party/assignee) of the Receivables generated by such Originator as may be necessary or, in the Buyer’s or Regions Bank’s reasonable opinion, desirable under the UCC of all appropriate jurisdictions to perfect the Buyer’s ownership or security interest in such Receivables and the Related Rights in which an ownership or security interest has been assigned to it hereunder;

(f)     a written search report from a Person satisfactory to the Buyer and Regions Bank (as the Buyer’s assignee) listing all effective financing statements that name any Originator as debtor or seller and that are filed in all jurisdictions in which filings may be made against such Person pursuant to the applicable UCC, together with copies of such financing statements (none of which, except for those described in the foregoing clause (e) and/or released or terminated, as the case may be, prior to the date hereof), shall cover any Receivable or any Related Rights which are to be sold to the Buyer hereunder), and tax and judgment lien search reports (including, without limitation, liens of the PBGC) from a Person satisfactory to the Buyer and Regions Bank (as the Buyer’s assignee) showing no evidence of such liens filed against such Originator;

(g)     favorable opinions of counsel to the Originators, in form and substance satisfactory to the Buyer and Regions Bank;

(h)     a copy of a Subordinated Note in favor of each Originator, duly executed by the Buyer;

(i)     bankruptcy filing search reports against each of the Originators in its state of incorporation and in the state where its chief executive office is located, and

(j)     evidence (i) of the execution and delivery by each of the parties thereto of each of the other Transaction Documents to be executed and delivered by it in connection herewith and (ii) that each of the conditions precedent to the execution, delivery and effectiveness of such other Transaction Documents has been satisfied to the Buyer’s and Regions Bank’s (as the Buyer’s assignee) satisfaction.

SECTION 4.2 Conditions Precedent to All Purchases. Each purchase hereunder (including the initial purchase) is subject to the following conditions precedent:

(a)     Each of the representations and warranties of an Originator in this Agreement is true and correct in all material respects (unless such representation or warranty contains a materiality qualification and, in such case, such representation and warranty shall be true and correct as made) on and as of the date of such purchase, with the same effect as though made on and as of such date, as the case may be (except for representations and warranties which apply to an earlier date, in which case each of such representations and warranties shall be true and correct in all material respects (unless such representation or warranty contains a materiality qualification and, in such case, such representation and warranty shall be true and correct as made) as of such earlier date);

(b)     The RSCA Termination Date has not occurred;

(c)     After giving prospective effect to any increases in the outstanding principal balance under the Subordinated Note to be made on such date in payment of any portion of the Purchase Price due on such date, the Seller’s Net Worth shall equal or exceed the Required Capital Amount; and

(d)     No Event of Termination shall have occurred and be continuing.

SECTION 4.3 Certification as to Representations and Warranties. Each Originator, by accepting the Purchase Price related to each purchase or, as applicable, contribution of Receivables generated by such Originator, shall be deemed to have certified that the representations and warranties of such Originator contained in Article V, as from time to time amended in accordance with the terms hereof, are true and correct in all material respects (unless such representation or warranty contains a materiality qualification and, in such case, such representation and warranty shall be true and correct as made) on and as of such day, with the same effect as though made on and as of such day (except for representations and warranties which apply to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (unless such representation or warranty contains a materiality qualification and, in such case, such representation and warranty shall be true and correct as made) as of such earlier date).

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE ORIGINATORS

In order to induce the Buyer to enter into this Agreement and to make purchases hereunder, each Originator (and solely with respect to Section 5.21, the Buyer) hereby represents and warrants to the Buyer (and to Regions bank as its assignee) with respect to itself or the Receivables sold by it hereunder as follows:

SECTION 5.1  Existence and Power. Such Originator (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization or formation, (ii) has full power and authority under its organizational documents and under the laws of the jurisdiction of its organization or formation to own its properties and other assets and to conduct its business as such properties are currently owned and such business is presently conducted and (iii) is duly qualified to do business, is in good standing as a foreign entity and has obtained all necessary licenses and approvals in all jurisdictions in which the conduct of its business requires such qualification, licenses or approvals, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

SECTION 5.2  Power and Authority; Due Authorization. Such Originator (i) has all necessary power and authority to (A) execute and deliver this Agreement and the other Transaction Documents to which it is a party, (B) perform its obligations under this Agreement and the other Transaction Documents to which it is a party and (C) grant a security interest in the Receivables and the Related Rights to the Buyer on the terms and subject to the conditions herein provided and (ii) has duly authorized by all necessary action such grant and the execution, delivery and performance of, and the consummation of the transactions provided for in, this Agreement and the other Transaction Documents to which it is a party.

SECTION 5.3 No Conflict or Violation. The execution and delivery of this Agreement and each other Transaction Document to which such Originator is a party, the performance of the transactions contemplated by this Agreement and the other Transaction Documents and the fulfillment of the terms of this Agreement and the other Transaction Documents by such Originator will not (i) violate, result in any breach of any of the terms or provisions of, or constitute (with or without notice or lapse of time or both) a default under its organizational documents or any indenture, sale agreement, credit agreement, loan agreement, security agreement, mortgage, deed of trust or other agreement or instrument to which such Originator is a party or by which it or any of its property is bound, (ii) result in the creation or imposition of any Adverse Claim upon any of the Receivables or Related Rights pursuant to the terms of any such indenture, credit agreement, loan agreement, security agreement, mortgage, deed of trust or other agreement or instrument, other than this Agreement and the other Transaction Documents or (iii) violate any applicable Law, which, in any of the foregoing cases, would reasonably be expected to have a Material Adverse Effect.

SECTION 5.4  Governmental Approvals. Except where the failure to obtain or make such authorization, consent, order, approval or action would not reasonably be expected to have a Material Adverse Effect, all authorizations, consents, orders and approvals of, or other actions by, any Governmental Authority that are required to be obtained by such Originator in connection with the grant of a security interest in the Receivables and the Related Rights to the Buyer hereunder or the due execution, delivery and performance by such Originator of this Agreement or any other Transaction Document to which it is a party and the consummation by such Originator of the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party have been obtained or made and are in full force and effect.

SECTION 5.5  Valid Sale. Each sale of Receivables and the Related Rights made by such Originator pursuant to this Agreement shall constitute a valid sale (or, with respect to the Contributing Originator, contribution), transfer and assignment of Receivables and Related Rights to the Buyer, enforceable against creditors of, and purchasers from, such Originator, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) as such enforceability may be limited by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

SECTION 5.6  Binding Obligations. This Agreement and each of the other Transaction Documents to which it is a party constitute legal, valid and binding obligations of such Originator, enforceable against such Originator in accordance with their respective terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) as such enforceability may be limited by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

SECTION 5.7 Accuracy of Information. All Purchase Data, certificates, reports, statements, documents and other information furnished to the Buyer (or Regions Bank, as its assignee), the Master Servicer, or Finacity Corporation, as the Master Servicer’s designee, by such Originator pursuant to any provision of this Agreement or any other Transaction Document to which such Originator is a party, or in connection with or pursuant to any amendment or modification of, or waiver under, this Agreement or any such other Transaction Document, at the time the same are so furnished, do not contain any material misstatement of fact or omit to state a material fact necessary to make the statements contained therein not misleading; provided that, with respect to projections, such Originator represents and warrants only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

SECTION 5.8 Litigation and Other Proceedings. Except as set forth on Schedule V, (i) there is no action, suit, proceeding or investigation pending, or to such Originator’s knowledge, threatened, against such Originator before any Governmental Authority and (ii) such Originator is not subject to any order, judgment, decree, injunction, stipulation or consent order of or with any Governmental Authority that, in the case of either of the foregoing clauses (i) and (ii), (A) asserts the invalidity of this Agreement or any of the other Transaction Documents; (B) seeks to prevent the grant of a security interest in any Receivable or Related Right by such Originator to the Buyer, the ownership or acquisition by the Buyer of any Receivables or Related Right or the consummation of any of the transactions contemplated by this Agreement or any of the other Transaction Documents; (C) seeks any determination or ruling that would reasonably be expected to materially and adversely affect the performance by such Originator of its obligations under, or the validity or enforceability of, this Agreement or any of the other Transaction Documents or (D) individually or in the aggregate for all such actions, suits, proceedings and investigations would reasonably be expected to have a Material Adverse Effect.

SECTION 5.9 No Material Adverse Effect. Since December 31, 2019, no event has occurred that would reasonably be expected to have a Material Adverse Effect other than the reasonably foreseeable and expected impact on such Originator as of the date of this Agreement (as are reasonably identifiable and factually supportable) related to the declaration on March 13, 2020 of the national emergency relating to COVID-19 and related measures.

SECTION 5.10 Names and Location. Except as described in Schedule III, such Originator has not used any corporate names, trade names or assumed names since the date occurring five calendar years prior to the Closing Date other than its name set forth on the signature pages hereto. Such Originator is “located” (as such term is defined in the applicable UCC) in the jurisdiction specified in Schedule I and since the date occurring five calendar years prior to the Closing Date, has not been “located” (as such term is defined in the applicable UCC) in any other jurisdiction (except as specified in Schedule I). The office(s) where such Originator keeps its records concerning the Receivables is at the address(es) set forth on Schedule II.

SECTION 5.11  Margin Regulations. Such Originator is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no Purchase Price payments or proceeds under this Agreement will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

SECTION 5.12  Eligible Receivables. Unless otherwise specified in the Purchase Data that includes such Receivable, each Receivable sold or purported to be sold by such Originator hereunder was an Eligible Receivable on the date of its sale.

SECTION 5.13  Credit and Collection Policy. Such Originator has complied in all material respects with the Credit and Collection Policy with regard to each Receivable sold by it hereunder and the related Contracts.

SECTION 5.14  Investment Company Act. Such Originator is not an “investment company” within the meaning of the Investment Company Act.

SECTION 5.15  Anti-Corruption Laws; Anti-Money Laundering Laws and Sanctions.

(a)     None of (i) such Originator, any of its Subsidiaries, or, to the knowledge of such Originator, any of their respective officers, directors, employees or Affiliates, or (ii) to the knowledge of such Originator, any agent or representative of such Originator or any Subsidiary that will act in any capacity in connection with or benefit from the Transaction Documents, (A) is a Sanctioned Person or currently the subject or target of any Sanctions, (B) is controlled by or is acting on behalf of a Sanctioned Person, (C) has its assets located in a Sanctioned Country, (D) is under administrative, civil or criminal investigation for an alleged violation of, or received notice from or made a voluntary disclosure to any governmental entity regarding a possible violation of, Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions by a governmental authority that enforces Sanctions or any Anti-Corruption Laws or Anti-Money Laundering Laws, or (E) directly or indirectly derives revenues from investments in, or transactions with, Sanctioned Persons.

(b)     Each of such Originator and its Subsidiaries has implemented and maintains in effect policies and procedures designed to ensure compliance by such Originator and its Subsidiaries and their respective directors, officers, employees, agents and Affiliates with all Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions.

(c)     Each of such Originator and its Subsidiaries, and to the knowledge of such Originator, each director, officer, employee, agent and Affiliate of such Originator and each such Subsidiary, is in compliance with all Anti-Corruption Laws, Anti-Money Laundering Laws in all material respects and applicable Sanctions.

(d)     No Purchase Price payments or proceeds under this Agreement have been used, directly or indirectly, by such Originator, any of its Subsidiaries or any of its or their respective directors, officers, employees and agents in violation of Section 5.11.

SECTION 5.16  Financial Condition.

(a)     The audited consolidated balance sheets of StarTek and its consolidated Subsidiaries as of December 31, 2019 and the related statements of income and shareholders’ equity of StarTek and its consolidated Subsidiaries for the fiscal year then ended, copies of which have been furnished to Regions Bank, present fairly in all material respects the consolidated financial position of StarTek and its consolidated Subsidiaries for the period ended on such date, all in accordance with GAAP.

(b)     On the date hereof, and on the date of each purchase hereunder (both before and after giving effect to such purchase), such Originator is, and will be on such date, Solvent and no Insolvency Proceeding with respect to such Originator is, or will be on such date, pending or threatened.

SECTION 5.17 Taxes. Such Originator has (i) timely filed all tax returns (federal, state, foreign and local) required to be filed by it and (ii) paid, or caused to be paid, all taxes, assessments and other governmental charges, if any, other than taxes, assessments and other governmental charges being contested in good faith by appropriate proceedings and as to which adequate reserves have been provided in accordance with GAAP.

SECTION 5.18  ERISA Compliance. Except as would not result or reasonably not be expected to result in a Material Adverse Effect:

(a)     During the five-year period prior to the date on which this representation is made or deemed made: (i) no ERISA Termination Event has occurred, and, to the best knowledge of any StarTek Party, no event or condition has occurred or exists as a result of which any ERISA Termination Event would be reasonably expected to occur; (ii) there has been no failure to meet the minimum funding standards under Section 430 of the Code or Section 303 of ERISA (determined without regard to any waiver of funding provisions therein) with respect to any Plan; (iii) each Plan (excluding any Multiemployer Plan) has been maintained, operated, and funded in material compliance with its terms and the provisions of ERISA, the Code, and any other applicable federal or state laws; and (iv) no Lien in favor of the PBGC or a Plan has arisen or is reasonably likely to arise on account of any Plan.

(b)     The aggregate actuarial present value of all accumulated plan benefits of all Single Employer Plans (determined utilizing the assumptions used for purposes of Statement of Financial Accounting Standards ASC No. 960) did not, as of the most recent valuation dates reflected in Parent’s annual financial statements contained in Parent’s most recent Form 10-K, exceed the aggregate fair market value of the assets of all such Single Employer Plans, except as disclosed in Parent’s financial statements.

(c)     None of any StarTek Party, any Subsidiary thereof nor any ERISA Affiliate has incurred, or, to the best knowledge of any StarTek Party, is reasonably expected to incur, any withdrawal liability under ERISA to any Multiemployer Plan or Multiple Employer Plan. None of any StarTek Party, any Subsidiary thereof nor any ERISA Affiliate has received any notification that any Multiemployer Plan is insolvent (within the meaning of Section 4245 of ERISA), or has been terminated (within the meaning of Title IV of ERISA).

(d)     No prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary responsibility has occurred with respect to a Plan which has subjected or would be reasonably likely to subject any StarTek Party, any Subsidiary thereof, or any ERISA Affiliate to any material liability under Sections 406, 409, 502(i), or 502(l) of ERISA or Section 4975 of the Code, or under any agreement or other instrument pursuant to which any StarTek Party, any Subsidiary thereof, or any ERISA Affiliate has agreed or is required to indemnify any person against any such liability.

(e)     The aggregate actuarial present value of all accumulated post-retirement benefit obligations of the StarTek Parties, their Subsidiaries and the ERISA Affiliates (determined utilizing the assumptions used for purposes of Statement of Financial Accounting Standards No. 106) under Plans which are welfare benefit plans (as defined in Section 3(1) of ERISA), as of the most recent valuation dates reflected in Parent’s annual financial statements contained in Parent’s most recent form 10-K, are reflected on such financial statements in accordance with Statement of Financial Accounting Standards No. 106.

(f)     Under Plans which are welfare benefit plans (as defined in Section 3(1) of ERISA), as of the most recent valuation dates reflected in Parent’s annual financial statements contained in Parent’ most recent form 10-K, are reflected on such financial statements in accordance with Statement of Financial Accounting Standards ASC No. 715.

SECTION 5.19 Bulk Sales Act. No transaction by such Originator contemplated by this Agreement requires compliance by it with any bulk sales act or similar law.

SECTION 5.20 No Fraudulent Conveyance. No sale or contribution by such Originator hereunder constitutes a fraudulent transfer or conveyance under any United States federal or applicable state bankruptcy or insolvency laws or is otherwise void or voidable under such or similar laws or principles or for any other reason.

SECTION 5.21 Ordinary Course of Business. Each remittance of Collections by or on behalf of such Originator to the Buyer under this Agreement will have been (i) in payment of a debt incurred by such Originator in the ordinary course of business or financial affairs of such Originator and the Buyer and (ii) made in the ordinary course of business or financial affairs of such Originator and the Buyer.

SECTION 5.22  Perfection Representations.

(a)     Immediately preceding its sale or contribution of each Receivable hereunder, such Originator was the owner of such Receivable sold or contributed or purported to be sold or contributed, as the case may be, free and clear of any Adverse Claims, and each such sale or contribution hereunder constitutes a valid sale or contribution, transfer and assignment of all of such Originator’s right, title and interest in, to and under the Receivables sold or contributed by it, free and clear of any Adverse Claims.

(b)     On or before the date hereof and before the generation by such Originator of any new Receivable to be sold, contributed or otherwise conveyed hereunder, all financing statements and other documents, if any, required to be recorded or filed in order to perfect and protect the Buyer’s ownership interest in Receivables to be sold or otherwise conveyed hereunder against all creditors of and purchasers from such Originator will have been duly filed in each filing office necessary for such purpose, and all filing fees and taxes, if any, payable in connection with such filings shall have been paid in full.

(c)     Upon the creation of each new Receivable sold, contributed or otherwise conveyed or purported to be conveyed hereunder and on the Closing Date for then existing Receivables, the Buyer shall have a valid and perfected first priority ownership or security interest in each Receivable sold to it hereunder, free and clear of any Adverse Claim.

SECTION 5.23 Additional Perfection Representations.

(a)     This Agreement creates a valid and continuing ownership or security interest (as defined in the applicable UCC) in such Originator’s right, title and interest in, to and under the Receivables and Related Rights which (A) security interest has been perfected and is enforceable against creditors of and purchasers from such Originator and (B) will be free of all Adverse Claims.

(b)     The Receivables constitute “accounts” or “general intangibles” within the meaning of Section 9-102 of the UCC.

(c)     Prior to their sale or contribution to Buyer pursuant to this Agreement, such Originator owned and had good and marketable title to the Receivables and Related Rights free and clear of any Adverse Claim of any Person.

(d)     All appropriate financing statements, financing statement amendments and continuation statements have been filed in the proper filing office in the appropriate jurisdictions under applicable Law in order to perfect (and continue the perfection of) the sale and contribution of the Receivables and Related Rights (solely to the extent perfection may be achieved by filing a financing statement under the UCC) from such Originator to the Buyer pursuant to this Agreement.

(e)     Other than the ownership or security interest granted to the Buyer pursuant to this Agreement, such Originator has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Receivables or Related Rights except as permitted by this Agreement and the other Transaction Documents. Such Originator has not authorized the filing of and is not aware of any financing statements filed against such Originator that include a description of collateral covering the Receivables and Related Rights other than any financing statement (i) in favor of Regions Bank or the Buyer or (ii) that has been terminated or amended to reflect the release of any security interest in the Receivables and Related Rights. Such Originator is not aware of any judgment lien, ERISA lien or tax lien filings against such Originator.

(f)     Notwithstanding any other provision of this Agreement or any other Transaction Document, the representations contained in this Section 5.23 shall be continuing and remain in full force and effect until the Final Payout Date.

SECTION 5.24 Reliance on Separate Legal Identity. Such Originator acknowledges that Regions Bank is entering into the Transaction Documents to which it is a party in reliance upon the Buyer’s identity as a legal entity separate from such Originator.

SECTION 5.25 Opinions. The facts regarding such Originator, the Receivables sold or contributed by it hereunder, the Related Security and the related matters set forth or assumed in each of the opinions of counsel delivered in connection with this Agreement and the Transaction Documents are true and correct in all material respects.

SECTION 5.26 Enforceability of Contracts. Each Contract with respect to each Receivable sold or contributed by such Originator hereunder is effective to create, and has created, a valid and binding obligation of the related Obligor to pay the Outstanding Balance of such Receivable created thereunder and any accrued interest thereon, enforceable against such Obligor in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

SECTION 5.27 Nature of Pool Receivables. All Pool Receivables: (i) were originated by such Originator in the ordinary course of its business, (ii) were sold or contributed to Buyer for fair consideration and reasonably equivalent value and (iii) represent all, or a portion of the purchase price of merchandise, insurance or services within the meaning of Section 3(c)(5)(A) of the Investment Company Act. The purchase of Pool Receivables with the proceeds of Investments made under the Receivables Purchase Agreement would constitute a “current transaction” for purposes of Section 3(a)(3) of the Securities Act.

SECTION 5.28 Compliance with Laws. Such Originator has complied with all applicable Laws to which it may be subject the violation of which would have a Material Adverse Effect.

SECTION 5.29 Servicing Programs. No license or approval is required for the Master Servicer’s or Buyer’s use of any software or other computer program used by such Originator in the servicing of the Receivables, other than those which have been obtained and are in full force and effect.

SECTION 5.30 [Reserved]

SECTION 5.31 Compliance with Transaction Document. Such Originator has complied in all material respects with all of the terms, covenants and agreements contained in the other Transaction Documents to which it is a party.

Notwithstanding any other provision of this Agreement or any other Transaction Document, the representations and warranties contained in this Article shall be continuing and remain in full force and effect until the Final Payout Date.

ARTICLE VI
COVENANTS OF THE ORIGINATORS

SECTION 6.1  Covenants. At all times from the Closing Date until the Final Payout Date, each Originator will, unless Regions Bank and the Buyer shall otherwise consent in writing, perform the following covenants:

(a)     Financial Reporting. Such Originator will maintain a system of accounting established and administered in accordance with GAAP, and such Originator shall furnish to the Buyer and Regions Bank such information as the Buyer or Regions Bank may from time to time reasonably request relating to such system.

(b)     Notices. Such Originator will notify the Buyer and Regions Bank in writing of any of the following events promptly upon (but in no event later than three (3) Business Days after) a Financial Officer or other officer learning of the occurrence thereof, with such notice describing the same, and if applicable, the steps being taken by the Person(s) affected with respect thereto:

(i)     Notice of RSCA Termination Events and Unmatured RSCA Termination Events. A statement of a Financial Officer of such Originator setting forth details of any RSCA Termination Event (as defined in Section 8.1) or Unmatured RSCA Termination Event (as defined in Section 8.1) relating to such Originator that has occurred and is continuing and the action which such Originator proposes to take with respect thereto.

(ii)     Representations and Warranties. The failure of any representation or warranty made or deemed made by such Originator under this Agreement or any other Transaction Document to be true and correct in any material respect when made.

(iii)     Litigation. The institution of any litigation, arbitration proceeding or governmental proceeding which would reasonably be expected to have a Material Adverse Effect.

(iv)     Adverse Claim. (A) Any Person shall obtain an Adverse Claim upon Receivables, Related Rights or any portion thereof owned by such Originator, (B) any Person (other than such Originator, the Buyer, the Master Servicer or Regions Bank) shall obtain any rights or direct any action with respect to any Collection Account (or related Lock-Box) in the name of such Originator or (C) such Originator shall give any Obligor any change in payment instructions with respect to Pool Receivable(s).

(v)     Name Changes. At least five (5) Business Days before any change in such Originator’s name, jurisdiction of organization or any other change requiring the amendment of UCC financing statements.

(vi)     Change in Accountants or Accounting Policy. Any change in (A) the external accountants of such Originator or (B) any material accounting policy of such Originator that is relevant to the transactions contemplated by this Agreement or any other Transaction Document (it being understood that any change to the manner in which such Originator accounts for the Pool Receivables shall be deemed “material” for such purpose).

(vii)     Material Adverse Change. Promptly after the occurrence thereof, notice of any material adverse change in the business, operations, property or financial condition of such Originator.

(c)     Conduct of Business; Preservation of Existence. Such Originator will carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and will do all things necessary to preserve and keep in full force and effect its existence and, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, its franchises, authority to do business in each jurisdiction in which its business is conducted, licenses, patents, trademarks, copyrights and other proprietary rights.

(d)     Compliance with Laws. Such Originator will comply with all applicable Laws to which it may be subject if the failure to comply would reasonably be expected to have a Material Adverse Effect.

(e)     Furnishing of Information and Inspection of Receivables. Such Originator will furnish or cause to be furnished to the Buyer and Regions Bank from time to time such information with respect to the Pool Receivables originated by such Originator and the Related Rights as the Buyer or Regions Bank may reasonably request. Such Originator will, at such Originator’s expense, during regular business hours with prior written notice, (i) permit the Buyer and Regions Bank or their respective agents or representatives to (A) examine and make copies of and abstracts from all books and records relating to the Pool Receivables or the Related Rights, (B) visit the offices and properties of such Originator for the purpose of examining such books and records, and (C) discuss matters relating to the Pool Receivables, the Related Rights or such Originator’s performance hereunder or under the other Transaction Documents to which it is a party with any of the officers, directors, employees or independent public accountants of such Originator (provided that representatives of such Originator are present during such discussions) having knowledge of such matters and (ii) without limiting the provisions of clause (i) above, during regular business hours, at such Originator’s expense, upon reasonable prior written notice from the Buyer or Regions Bank, permit certified public accountants or other auditors acceptable to the Buyer or Regions Bank, as applicable, to conduct a review of its books and records with respect to such Pool Receivables and the Related Rights.

(f)     Payments on Receivables, Collection Accounts. Such Originator will, at all times, instruct all Obligors to deliver payments on the Pool Receivables originated by it to a Collection Account or a Lock-Box. Such Originator will at all times, maintain such books and records necessary to identify Collections received from time to time on Pool Receivables and to segregate such Collections from property of such Originator. If any payments on the Pool Receivables or other Collections are received by such Originator, it shall hold such payments in trust for the benefit of the Buyer (and Regions Bank and the other Secured Parties as the Buyer’s assignees) and promptly (but in any event within one (1) Business Day after receipt) remit such funds into a Collection Account. Such Originator shall not permit funds other than Collections on Pool Receivables and the Related Rights to be deposited into any Collection Account. If such funds are nevertheless deposited into any Collection Account, such Originator will within two (2) Business Days identify and transfer such funds to the appropriate Person entitled to such funds. Such Originator will not, and will not permit any other Person to, commingle Collections or other funds to which Regions Bank or any other Secured Party is entitled, with any other funds of such Originator. Such Originator shall only add a Collection Account (or a related Lock-Box) or a Collection Account Bank to those listed in the Receivables Purchase Agreement, if Regions Bank has received notice of such addition and an executed and acknowledged copy of a Control Agreement (or an amendment thereto) in form and substance acceptable to Regions Bank from the applicable Collection Account Bank. Such Originator shall only terminate a Collection Account Bank or close a Collection Account (or a related Lock-Box) with the prior written consent of Regions Bank. Such Originator shall not make or authorize any disbursements from any Collection Account, other than such disbursements that are made or authorized at the direction and for the account of the Buyer (or Regions Bank as its assignee).

(g)     Sales, Liens, etc. Except as otherwise provided herein, such Originator will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon (including, without limitation, the filing of any financing statement) or with respect to, any Pool Receivable or other Related Rights, or assign any right to receive income in respect thereof.

(h)     Extension or Amendment of Pool Receivables. Except as otherwise permitted by the Receivables Purchase Agreement, such Originator will not amend any Contract in any manner that would alter the delinquency status or adjust the Outstanding Balance or otherwise modify the terms of any Pool Receivable in any material adverse respect. Such Originator shall at its expense, timely and fully perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it under the Contracts related to the Pool Receivables, and timely and fully comply with the Credit and Collection Policy with regard to each Pool Receivable and the related Contract.

(i)     Fundamental Changes. Such Originator shall not, without the prior written consent of Regions Bank, permit itself (i) to merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, any Person or (ii) undertake any division of its rights, assets, obligations, or liabilities pursuant to a plan of division or otherwise pursuant to applicable Law. Such Originator shall not, without at least five (5) Business Days prior written consent of Regions Bank, make any change in such Originator’s name, identity, corporate structure or location or make any other change in such Originator’s identity or corporate structure that could impair or otherwise render any UCC financing statement filed in connection with this Agreement or any other Transaction Document “seriously misleading” as such term (or similar term) is used in the applicable UCC.

(j)     Change in Credit and Collection Policy. Such Originator will not make any change in its Credit and Collection Policy that would reasonably be expected to materially and adversely impact the validity, enforceability, value or collectability of any material portion of the Pool Receivables, without the prior written consent of Regions Bank. Promptly following any change by such Originator in its Credit and Collection Policy, such Originator will deliver a copy of the updated Credit and Collection Policy to the Buyer and Regions Bank.

(k)     Books and Records. Such Originator will maintain and implement administrative and operating procedures (including an ability to recreate records evidencing Pool Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records, computer tapes and disks and other information reasonably necessary or advisable for the collection of all Pool Receivables (including records adequate to permit the daily identification of each Pool Receivable and all Collections of and adjustments to each existing Pool Receivable).

(l)     Ownership Interest, Etc. Such Originator shall, at its expense, take all action necessary or reasonably desirable to establish and maintain a valid and enforceable ownership or security interest in the Pool Receivables, the Related Rights and Collections with respect thereto, free and clear of any Adverse Claim, in favor of the Buyer (and Regions Bank (on behalf of the Secured Parties), as the Buyer’s assignee), including taking such action to perfect, protect or more fully evidence the interest of the Buyer (and Regions Bank (on behalf of the Secured Parties), as the Buyer’s assignee) as the Buyer or Regions Bank may reasonably request. Such Originator shall, from time to time cooperate with the Buyer in taking such action, or executing and delivering such instruments as may be necessary (including, without limitation, such actions as are reasonably requested by Regions Bank) to maintain and perfect, as a first-priority interest, Regions Bank’s security interest in the Receivables, Related Security and Collections. Notwithstanding anything else in the Transaction Documents to the contrary, such Originator shall not have any authority to file a termination, partial termination, release, partial release, or any amendment that deletes the name of a debtor or excludes collateral of any such financing statements filed in connection with the Transaction Documents, without the prior written consent of Regions Bank.

(m)     Further Assurances. Such Originator hereby authorizes and hereby agrees from time to time, at its own expense, promptly to execute (if necessary) and deliver all further instruments and documents, and to take all further actions, that may be necessary or desirable, or that the Buyer or Regions Bank may reasonably request, to perfect, protect or more fully evidence the purchases and contributions made hereunder or under the Receivables Purchase Agreement and/or security interest granted pursuant to the Receivables Purchase Agreement or any other Transaction Document, or to enable the Buyer or Regions Bank (on behalf of the Secured Parties) to exercise and enforce their respective rights and remedies hereunder, under the Receivables Purchase Agreement or under any other Transaction Document. Without limiting the foregoing, such Originator hereby authorizes, and will, upon the request of the Buyer or Regions Bank, at such Originator’s own expense, execute (if necessary) and file such financing statements or continuation statements, or amendments thereto, and such other instruments and documents, that may be necessary or desirable, or that the Buyer or Regions Bank may reasonably request, to perfect, protect or evidence any of the foregoing.

(n)     Frequency of Billing. Prepare and deliver (or cause to be prepared and delivered) invoices with respect to all Receivables originated by such Originator in accordance with the Credit and Collection Policies, but in any event no less frequently than as required under the Contract related to such Receivable.

(o)     Receivables Not to Be Evidenced by Promissory Notes or Chattel Paper. Such Originator shall not take any action to cause or permit any Receivable created, acquired or originated by it to become evidenced by any “instrument” or “chattel paper” (as defined in the applicable UCC) without the prior written consent of the Buyer and Regions Bank.

(p)     Compliance with Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions. Such Originator will (a) maintain in effect and enforce policies and procedures designed to ensure compliance by such Originator, its Subsidiaries and their respective directors, officers, employees and agents with all Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions, (b) notify the Buyer and Regions Bank of any change in the information provided in any previous Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified therein and (c) promptly upon the reasonable request of the Buyer or Regions Bank, provide the Buyer or Regions Bank, as the case may be, any information or documentation requested by it for purposes of complying with the Beneficial Ownership Regulation.

(q)     Identifying of Records. Such Originator shall identify its master data processing records relating to Receivables it sells or contributes to the Buyer with a notation, header or footnote that indicates such Receivables have been transferred in accordance with this Agreement.

(r)     Taxes. Such Originator will (i) timely file (including, without limitation, on or prior to any applicable deadline under any extension) all tax returns (federal, state and local) required to be filed by it and (ii) pay, or cause to be paid, all taxes, assessments and other governmental charges, if any, other than taxes, assessments and other governmental charges being contested in good faith by appropriate proceedings and as to which adequate reserves have been provided in accordance with GAAP, except in each case to the extent that such failure to file or pay would not reasonably be expected to have a Material Adverse Effect.

(s)     Buyer’s Tax Status. Such Originator shall not take or cause any action to be taken that could result (and shall not fail to take any action the omission of which could result) in the Buyer (i) being treated other than as a “disregarded entity” within the meaning of U.S. Treasury Regulation § 301.7701-3 that is a wholly-owned subsidiary of a U.S. Person for U.S. federal income tax purposes or (ii) becoming an association taxable as a corporation or a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes.

(t)     Insurance. Such Originator will maintain in effect, at such Originator’s expense, such casualty and liability insurance as such Originator deems appropriate in its good faith business judgment.

(u)     Subordinated Notes, Etc. Such Originator will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, or create or suffer to exist any Adverse Claim upon (including, without limitation, the filing of any financing statement) or with respect to, its Subordinated Note or, in the case of the Contributing Originator, any of the Contributing Originator’s equity interests in the Buyer (other than involuntary Adverse Claims which have been of record less than 45 days and which such Originator is actively contesting by appropriate proceedings or regulatory procedures and as to which the holder of such adverse claim has not commenced realizing on the encumbered Subordinated Note or equity interests in the Buyer).

(v)     Other Additional Information. Such Originator will provide to Regions Bank such other information and documentation required under applicable “know your customer” rules and regulations, the PATRIOT Act or any applicable Anti-Money Laundering Laws or Anti-Corruption Laws, in each case as from time to time reasonably requested by Regions Bank.

SECTION 6.2 Separateness Covenants. Each Originator hereby acknowledges that this Agreement and the other Transaction Documents are being entered into in reliance upon the Buyer’s identity as a legal entity separate from such Originator and its Affiliates. Therefore, from and after the date hereof, such Originator shall take all reasonable steps necessary to make it apparent to third Persons that the Buyer is an entity with assets and liabilities distinct from those of such Originator and any other Person, and is not a division of such Originator, its Affiliates or any other Person. Without limiting the generality of the foregoing and in addition to and consistent with the other covenants set forth herein, such Originator shall take such actions as shall be required in order that:

(a)     such Originator shall not be involved in the day-to-day management of the Buyer;

(b)     such Originator shall maintain separate records and books of account from the Buyer and otherwise will observe corporate formalities and have a separate area from the Buyer for its business (which may be located at the same address as the Buyer, and, to the extent that it and the Buyer have offices in the same location, there shall be a fair and appropriate allocation of overhead costs between them, and each shall bear its fair share of such expenses);

(c)     the financial statements and books and records of such Originator shall be prepared after the date of creation of the Buyer to reflect and shall reflect the separate existence of the Buyer; provided that the Buyer’s assets and liabilities may be included in a consolidated financial statement issued by an Affiliate of the Buyer; provided, however, that any such consolidated financial statement or the notes thereto shall make clear that the Buyer’s assets are not available to satisfy the obligations of such Affiliate;

(d)     except as permitted by the Receivables Purchase Agreement, (i) such Originator shall maintain its assets (including, without limitation, deposit accounts) separately from the assets (including, without limitation, deposit accounts) of the Buyer and (ii) such Originator’s assets, and records relating thereto, have not been, are not, and shall not be, commingled with those of the Buyer;

(e)     such Originator shall not act as an agent for the Buyer (except in the capacity of Master Servicer or a Sub-Servicer);

(f)     such Originator shall not conduct any of the business of the Buyer in its own name (except in its capacity as the Master Servicer or a Sub-Servicer, as applicable);

(g)     such Originator shall not pay any liabilities of the Buyer out of its own funds or assets;

(h)     such Originator shall maintain an arm’s-length relationship with the Buyer;

(i)     such Originator shall not assume or guarantee or become obligated for the debts of the Buyer or hold out its credit as being available to satisfy the obligations of the Buyer;

(j)     such Originator shall not acquire obligations of the Buyer (other than its Subordinated Note);

(k)     such Originator shall allocate fairly and reasonably overhead or other expenses that are properly shared with the Buyer, including, without limitation, shared office space, but such Originator shall not pay the salaries of the Buyer’s employees, if any, or any of the Seller’s other operating expenses;

(l)     such Originator shall identify and hold itself out as a separate and distinct entity from the Buyer;

(m)     such Originator shall correct any known misunderstanding respecting its separate identity from the Buyer; and

(n)     such Originator shall not enter into, or be a party to, any transaction with the Buyer, except in the ordinary course of its business and on terms which are intrinsically fair and not less favorable to it than would be obtained in a comparable arm’s-length transaction with an unrelated third party.

ARTICLE VII
ADDITIONAL RIGHTS AND OBLIGATIONS
IN RESPECT OF RECEIVABLES

SECTION 7.1      Rights of the Buyer. Each Originator hereby authorizes the Buyer, the Master Servicer or their respective designees or assignees under this Agreement or the Receivables Purchase Agreement (including, without limitation, Regions Bank) to take any and all steps in such Originator’s name necessary or desirable, in their respective determination, to collect all amounts due under any and all Receivables sold, contributed or otherwise conveyed or purported to be conveyed by it hereunder, including, without limitation, endorsing the name of such Originator on checks and other instruments representing Collections and enforcing such Receivables and the provisions of the related Contracts that concern payment and/or enforcement of rights to payment; provided, however, Regions Bank shall not take any of the foregoing actions unless an RSCA Termination Event or an Event of Termination has occurred and is continuing.

SECTION 7.2      Responsibilities of the Originators. Anything herein to the contrary notwithstanding:

(a)     Each Originator shall perform its obligations hereunder and under the Contracts to which it is a party, and the exercise by the Buyer or its designee of its rights hereunder shall not relieve such Originator from such obligations.

(b)     None of the Buyer, the Master Servicer or Regions Bank shall have any obligation or liability to any Obligor or any other third Person with respect to any Receivables, Contracts related thereto or any other related agreements, nor shall the Buyer, the Master Servicer or Regions Bank be obligated to perform any of the obligations of any Originator thereunder.

(c)     Each Originator hereby grants to Regions Bank (as the Buyer’s assignee) an irrevocable power-of-attorney, with full power of substitution, coupled with an interest, during the occurrence and continuation of an Event of Termination to take in the name of such Originator all steps necessary or advisable to endorse, negotiate or otherwise realize on any writing or other right of any kind held or transmitted by such Originator or transmitted or received by the Buyer (whether or not from such Originator) in connection with any Receivable sold, contributed or otherwise conveyed or purported to be conveyed by it hereunder or Related Right.

SECTION 7.3      Further Action Evidencing Purchases. Each Originator agrees that from time to time, at its expense, it will promptly execute and deliver all further instruments and documents, and take all further action that the Buyer, the Master Servicer or Regions Bank may reasonably request in order to perfect, protect or more fully evidence the Receivables and Related Rights purchased by or contributed to the Buyer hereunder, or to enable the Buyer to exercise or enforce any of its rights hereunder or under any other Transaction Document. Without limiting the generality of the foregoing, upon the request of the Buyer or Regions Bank, each Originator will execute (if applicable), authorize and file such financing or continuation statements, or amendments thereto or assignments thereof, and such other instruments or notices, as may be necessary or appropriate.

Each Originator hereby authorizes the Buyer or its designee or assignee (including, without limitation, Regions Bank) to file one or more financing or continuation statements, and amendments thereto and assignments thereof, relative to all or any of the Receivables and Related Rights sold or otherwise conveyed or purported to be conveyed by it hereunder and now existing or hereafter generated by such Originator. If an Originator fails to perform any of its agreements or obligations under this Agreement, the Buyer or its designee or assignee (including, without limitation, Regions Bank) may (but shall not be required to) itself perform, or cause the performance of, such agreement or obligation, and the expenses of the Buyer or its designee or assignee (including, without limitation, Regions Bank) incurred in connection therewith shall be payable by such Originator.

SECTION 7.4      Application of Collections. Any payment by an Obligor in respect of any indebtedness owed by it to an Originator shall, except as otherwise specified by such Obligor or required by applicable Law and unless otherwise instructed by the Master Servicer (with the prior written consent of Regions Bank) or Regions Bank, be applied as a Collection of any Receivable or Receivables of such Obligor to the extent of any amounts then due and payable thereunder (such application to be made starting with the oldest outstanding Receivable or Receivables) before being applied to any other indebtedness of such Obligor.

SECTION 7.5      Performance of Obligations. Each Originator shall (i) perform all of its obligations under the Contracts related to the Receivables generated by such Originator to the same extent as if interests in such Receivables had not been transferred hereunder, and the exercise by the Buyer or Regions Bank of its rights hereunder shall not relieve any Originator from any such obligations and (ii) pay when due any taxes, including, without limitation, any sales taxes payable in connection with the Receivables generated by such Originator and their creation and satisfaction.

SECTION 7.6      Collection Account Arrangements. Each Originator hereby acknowledges and agrees that neither the Master Servicer nor such Originator has any right, title or interest in any Collections on deposit in any Collection Account. To the extent that any Collection Account is titled in the name of an Originator for the benefit of the Buyer, such Originator is holding any such Collections on deposit in such Collection Account, solely as the Buyer’s agent, in trust for the benefit of the Buyer and Regions Bank. To the extent that the Buyer (or following the occurrence of any Event of Termination, Regions Bank) instructs an Originator to remit any such amounts on deposit in any such Collection Account, such Originator shall promptly remit such amounts directly to Regions Bank in partial satisfaction of the Seller Obligations and to be applied in accordance with the priority of payments set forth in Section 4.01 of the Receivables Purchase Agreement.

ARTICLE VIII
RSCA TERMINATION EVENTS

SECTION 8.1      RSCA Termination Events. Each of the following events or occurrences described in this Section 8.1 shall constitute an “RSCA Termination Event” (each event which with notice or the passage of time or both would become an RSCA Termination Event being referred to herein as an “Unmatured RSCA Termination Event”):

(a)     [reserved];

(b)     an Originator shall fail to make when due any payment or deposit to be made by it under this Agreement or any other Transaction Document to which it is a party and such failure shall remain unremedied for three (3) Business Days;

(c)     any representation or warranty made or deemed to be made by an Originator (or any of its officers) under or in connection with this Agreement, any other Transaction Documents to which it is a party, or any other information or report delivered pursuant hereto or thereto by such Originator shall prove to have been incorrect or untrue in any material respect when made or deemed made or delivered and such failure to be correct or true shall have a Material Adverse Effect;

(d)     an Originator shall fail to perform or observe any other term, covenant or agreement contained in this Agreement or any other Transaction Document to which it is a party on its part to be performed or observed and such failure shall continue unremedied for thirty (30) days after such Originator has knowledge or receives written notice thereof; or

(e)     any Insolvency Proceeding shall be instituted against an Originator and such proceeding shall remain undismissed or unstayed for a period of sixty (60) consecutive days or any of the actions sought in such proceeding (including the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur.

SECTION 8.2      Remedies.

(a)     Optional Termination. Upon the occurrence and during the continuation of an RSCA Termination Event, the Buyer (and not the Master Servicer), with the prior written consent of Regions Bank shall have the option, by notice to the Originators (with a copy to Regions Bank), to declare the Purchase Facility terminated.

(b)     Remedies Cumulative. Upon any termination of the Purchase Facility pursuant to Section 8.2(a), the Buyer (and Regions Bank as Buyer’s assignee) shall have, in addition to all other rights and remedies under this Agreement, all other rights and remedies provided under the UCC of each applicable jurisdiction and other applicable Laws, which rights shall be cumulative.

ARTICLE IX
INDEMNIFICATION

SECTION 9.1      Indemnities by the Originators. Without limiting any other rights that the Buyer may have hereunder or under applicable Law, each Originator hereby severally agrees to indemnify the Buyer, Regions Bank (as the Buyer’s assignee), and each of their respective officers, directors, employees, agents, employees and Affiliates (each of the foregoing Persons being individually called an “Originator Indemnified Party”), forthwith on demand, from and against any and all damages, claims, losses, judgments, liabilities, penalties and related costs and expenses (including reasonable Attorney Costs) (all of the foregoing being collectively called “Originator Indemnified Amounts”) awarded against or incurred by any of them arising out of, relating to or in connection with:

(a)     the breach of any representation or warranty made or deemed made by such Originator (or any employee, officer or agent of such Originator) under or in connection with this Agreement or any of the other Transaction Documents, or any information or report delivered by or on behalf of such Originator pursuant hereto or thereto which shall have been untrue or incorrect when made or deemed made or delivered;

(b)     the transfer by such Originator of any interest in any Pool Receivable or Related Right other than the transfer of any Pool Receivable and Related Security to the Buyer pursuant to this Agreement and the grant of a security interest to the Buyer pursuant to this Agreement;

(c)     the failure by such Originator to comply with the terms of any Transaction Document or with any applicable Law with respect to any Pool Receivable or the related Contract; or the failure of any Pool Receivable or the related Contract to conform to any such applicable Law;

(d)     the lack of an enforceable ownership interest, or a first priority perfected lien, in the Pool Receivables (and all Related Security) originated by such Originator against all Persons (including any bankruptcy trustee or similar Person), in either case, free and clear of any Adverse Claim;

(e)     the failure to have filed, or any delay in filing, financing statements, financing statement amendments, continuation statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable Laws with respect to any Pool Receivable originated by such Originator or the Related Rights;

(f)     any suit or claim related to the Pool Receivables originated by such Originator (including any products liability or environmental liability claim arising out of or in connection with the property, products or services that are the subject of any Pool Receivable originated by such Originator);

(g)     any dispute, claim, offset or defense (other than discharge in bankruptcy) of the Obligor to the payment of any Receivable in the Receivables Pool originated by such Originator (including a defense based on such Receivable’s or the related Contract’s not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms) or any other claim resulting from the sale of the property, products or services giving rise to such Receivable or the furnishing or failure to furnish such property, products or services;

(h)     any failure of such Originator to perform any of its covenants, duties or obligations in accordance with the provisions of this Agreement and of each other Transaction Document to which it is a party or to timely and fully comply with the Credit and Collection Policy in regard to each Pool Receivable originated by it;

(i)     the commingling of Collections of Pool Receivables originated by such Originator at any time with other funds other than Collections of other Pool Receivables;

(j)     such Originator’s failure or delay to provide any Obligor of a Receivable originated by such Originator with an invoice or other evidence of indebtedness;

(k)     any investigation, litigation or proceeding (actual or threatened) related to this Agreement or any other Transaction Document or in respect of any Pool Receivable originated by such Originator or any Related Rights;

(l)     any claim brought by any Person other than an Originator Indemnified Party arising from any activity by such Originator in servicing, administering or collecting any Pool Receivable;

(m)     the failure by such Originator to pay when due any Taxes, including, without limitation, sales, excise or personal property taxes;

(n)     any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Pool Receivable originated by such Originator (including, without limitation, a defense based on such Pool Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of goods or the rendering of services related to such Pool Receivable or the furnishing or failure to furnish any such goods or services or other similar claim or defense not arising from the financial inability of any Obligor to pay undisputed indebtedness;

(o)     any products or professional liability, personal injury or damage suit, or other similar claim arising out of or in connection with merchandise, insurance or services that gave rise to any Receivable originated by such Originator or of any Contract or Invoice related thereto;

(p)     the failure or delay by such Originator to provide any Obligor of a Receivable originated by such Originator with an invoice or other evidence of indebtedness;

(q)     any tax or governmental fee or charge, all interest and penalties thereon or with respect thereto, and all out-of-pocket costs and expenses, including without limitation, reasonable Attorney Costs in defending against the same, which are required to be paid by reason of the purchase or ownership of the Receivables generated by such Originator or any Related Rights connected with any such Receivables;

(r)     any liability under Section 5.03 of the Receivables Purchase Agreement;

(s)     any investigation, litigation or proceeding related to or arising from this Agreement or any other Transaction Document to which such Originator is a party, the transactions contemplated hereby or thereby, the use of the proceeds of any sale, the SPE’s ownership interest in the Receivables and Related Rights or any other investigation, litigation or proceeding relating to such Originator or the Receivables and Rights in which any Originator Indemnified Party becomes involved as a result of any of the transactions contemplated hereby or thereby; or

(t)     any action taken by Regions Bank as attorney-in-fact for such Originator pursuant to this Agreement or any other Transaction Document;

provided that such indemnity shall not be available to any Originator Indemnified Party to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction in a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of an Originator Indemnified Party or (y) constitute recourse with respect to a Pool Receivable by reason of the bankruptcy or insolvency, or the financial or credit condition or financial default, of the related Obligor.

Notwithstanding anything to the contrary in this Agreement, solely for purposes of any Originator’s indemnification obligations in this Article IX, any representation, warranty or covenant qualified by the occurrence or non-occurrence of a Material Adverse Effect or similar concepts of materiality shall be deemed to be not so qualified.

ARTICLE X
MISCELLANEOUS

SECTION 10.1      Amendments, etc.

(a)     The provisions of this Agreement may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and executed by the Buyer, the Master Servicer and the Originators, with the prior written consent of Regions Bank.

(b)     No failure or delay on the part of the Buyer, the Master Servicer, any Originator, Regions Bank or any third-party beneficiary in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to or demand on the Buyer, the Master Servicer or the Originators in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval by the Buyer, Regions Bank or the Master Servicer under this Agreement shall, except as may otherwise be stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval under this Agreement shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.

(c)     The Transaction Documents contain a final and complete integration of all prior expressions by the parties hereto with respect to the subject matter thereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter thereof, superseding all prior oral or written understandings.

SECTION 10.2      Notices, etc. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including facsimile or electronic mail communication) and shall be delivered or sent by facsimile, electronic mail, or by overnight mail, to the intended party at the mailing or electronic mail address or facsimile number of such party set forth under its name on Schedule IV hereof or at such other address or facsimile number as shall be designated by such party in a written notice to the other parties hereto or in the case of Regions Bank, at its address for notices pursuant to the Receivables Purchase Agreement. All such notices and communications shall be effective (i) if delivered by overnight mail, when received, and (ii) if transmitted by facsimile or electronic mail, when sent, receipt confirmed by telephone or electronic means.

SECTION 10.3      No Waiver; Cumulative Remedies. The remedies herein provided are cumulative and not exclusive of any remedies provided by law. Without limiting the foregoing, each Originator hereby authorizes the Buyer and Regions Bank (collectively, the “Set-off Parties”), at any time and from time to time, to the fullest extent permitted by law, to set off, against any obligations of such Originator to such Set-off Party arising in connection with the Transaction Documents (including, without limitation, amounts payable pursuant to Section 9.1) that are then due and payable or that are not then due and payable but have accrued, any and all deposits (general or special, time or demand, provisional or final) at any time held by, and any and all indebtedness at any time owing by, any Set-off Party to or for the credit or the account of such Originator.

SECTION 10.4      Binding Effect; Assignability. This Agreement shall be binding upon and inure to the benefit of the Buyer and the Originators and their respective successors and permitted assigns. No Originator may assign any of its rights hereunder or any interest herein without the prior written consent of the Buyer and Regions Bank, except as otherwise herein specifically provided. This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until such time as the parties hereto shall agree. The rights and remedies with respect to any breach of any representation and warranty made by an Originator pursuant to Article V and the indemnification and payment provisions of Article IX and Section 10.6 shall be continuing and shall survive any termination of this Agreement.

SECTION 10.5      Governing Law. THIS AGREEMENT, INCLUDING THE RIGHTS AND DUTIES OF THE PARTIES HERETO, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BUT WITHOUT REGARD TO ANY OTHER CONFLICTS OF LAW PROVISIONS THEREOF), EXCEPT TO THE EXTENT THAT THE PERFECTION OF A SECURITY INTEREST OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR COLLATERAL ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.

SECTION 10.6      Costs, Expenses and Taxes. In addition to the obligations of the Originators under Article IX, each Originator, jointly and severally, agrees to pay on demand:

(a)     to the Buyer (and any successor and permitted assigns thereof) and any third-party beneficiary of the Buyer’s rights hereunder, all reasonable out-of-pocket costs and expenses, including, without limitation, reasonable Attorney Costs for the Buyer (and any successor and permitted assigns thereof) and any third-party beneficiary of the Buyer’s rights hereunder with respect thereto and with respect to (i) advising any such Person as to their rights and remedies under this Agreement; and (ii) incurred by any such Person in connection with the enforcement of any of its rights or remedies under the provisions of this Agreement or any other Transaction Document to which any Originator is a party; and

(b)     all stamp, franchise and other taxes and fees payable in connection with the execution, delivery, filing and recording of this Agreement or any other Transaction Document to which any Originator is a party (in its capacity as an Originator), any financing statements to be filed in connection herewith or therewith, and agrees to indemnify each Originator Indemnified Party against any liabilities with respect to or resulting from any delay in paying or omitting to pay such taxes and fees.

SECTION 10.7      SUBMISSION TO JURISDICTION. EACH PARTY HERETO HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE OR FEDERAL COURT SITTING IN NEW YORK CITY, NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND EACH PARTY HERETO HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT THEY MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING. THE PARTIES HERETO AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(b)     EACH PARTY HERETO CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES OF SUCH PROCESS TO IT AT ITS ADDRESS SPECIFIED IN SCHEDULE IV. NOTHING IN THIS SECTION 10.7 SHALL AFFECT THE RIGHT OF THE PARTIES HERETO TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

SECTION 10.8      WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT.

SECTION 10.9      Captions and Cross References; Incorporation by Reference. The various captions (including, without limitation, the table of contents) in this Agreement are included for convenience only and shall not affect the meaning or interpretation of any provision of this Agreement. References in this Agreement to any underscored Article, Section, Schedule or Exhibit are to such Article, Section, Schedule or Exhibit of this Agreement, as the case may be. The Schedules and Exhibits hereto are hereby incorporated by reference into and made a part of this Agreement.

SECTION 10.10      Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart hereof by facsimile or other electronic means shall be equally effective as delivery of an originally executed counterpart.

SECTION 10.11      Acknowledgment and Agreement. By execution below, each Originator expressly acknowledges and agrees that all of the Buyer’s rights, title, and interests in, to, and under this Agreement (but not its obligations), shall be assigned by the Buyer to Regions Bank pursuant to the Receivables Purchase Agreement, and each Originator consents to such assignment. Each of the parties hereto acknowledges and agrees that Regions Bank is a third-party beneficiary of the rights of the Buyer arising hereunder and under the other Transaction Documents to which any Originator is a party, and notwithstanding anything to the contrary contained herein or in any other Transaction Document, during the occurrence and continuation of an Event of Termination under the Receivables Purchase Agreement, Regions Bank, and not the Buyer, shall have the sole right to exercise all such rights and related remedies.

SECTION 10.12      No Proceeding. Each Originator hereby agrees that it will not institute, or join any other Person in instituting, against the Buyer any Insolvency Proceeding for at least one year and one day following the Final Payout Date. Each Originator further agrees that notwithstanding any provisions contained in this Agreement to the contrary, the Buyer shall not, and shall not be obligated to, pay any amount in respect of any Subordinated Note or otherwise to such Originator pursuant to this Agreement unless the Buyer has received funds which may, subject to Section 4.01 of the Receivables Purchase Agreement, be used to make such payment. Any amount which the Buyer does not pay pursuant to the operation of the preceding sentence shall not constitute a claim (as defined in §101 of the Bankruptcy Code) against or corporate obligation of the Buyer by such Originator for any such insufficiency unless and until the provisions of the foregoing sentence are satisfied. The agreements in this Section 10.12 shall survive any termination of this Agreement.

SECTION 10.13      Confidentiality.

(a)     The Buyer and its assigns agree to hold in confidence, and not disclose to any Person, any confidential and proprietary information or material nonpublic information concerning any Originator and its respective Affiliates and their businesses or the terms of this Agreement (including any fees payable in connection with this Agreement or the other Transaction Documents), except as the applicable Originator or Affiliate may have consented to in writing prior to any proposed disclosure; provided, however, that it may disclose such information (i) to its Advisors and Representatives, (ii) to its Eligible Assignees and Participants and potential Eligible Assignees and Participants and their respective counsel if they agree in writing to hold it confidential, (iii) to the extent such information has become available to the public other than as a result of a disclosure by or through it or its Representatives or Advisors, (iv) at the request of a bank examiner or other regulatory authority or in connection with an examination of the Purchaser or its Affiliates or (v) to the extent it should be (A) required by applicable Law, or in connection with any legal or regulatory proceeding or (B) requested by any Governmental Authority to disclose such information; provided that, in the case of clause (v) above, the Purchaser will use reasonable efforts to maintain confidentiality and will (unless otherwise prohibited by applicable Law) notify the applicable Originator of its making any such disclosure as promptly as reasonably practicable thereafter. The Buyer and its assigns agree to be responsible for any breach of this Section by its Representatives and Advisors and agrees that its Representatives and Advisors will be advised by it of the confidential nature of such information and shall agree to comply with this Section. Notwithstanding the foregoing, each of the Originators consents to the publication by the Buyer or its assigns of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement following public disclosure of such financing transactions by the Seller or its Affiliates.

(b)     As used in this Section 10.13, (i) “Advisors” means, with respect to any Person, such Person’s accountants, attorneys and other confidential advisors and (ii) “Representatives” means, with respect to any Person, such Person’s Affiliates, Subsidiaries, directors, managers, officers, employees, members, investors, financing sources, insurers, professional advisors, representatives and agents; provided that such Persons shall not be deemed to Representatives of a Person unless (and solely to the extent that) confidential information is furnished to such Person.

(c)     Notwithstanding the foregoing, to the extent not inconsistent with applicable securities Laws, each party hereto (and each of its employees, representatives or other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure (as defined in Section 1.6011-4 of the Treasury Regulations) of the transactions contemplated by the Transaction Documents and all materials of any kind (including opinions or other tax analyses) that are provided to such Person relating to such tax treatment and tax structure.

SECTION 10.14      Mutual Negotiations. This Agreement and the other Transaction Documents are the product of mutual negotiations by the parties thereto and their counsel, and no party shall be deemed the draftsperson of this Agreement or any other Transaction Document or any provision hereof or thereof or to have provided the same. Accordingly, in the event of any inconsistency or ambiguity of any provision of this Agreement or any other Transaction Document, such inconsistency or ambiguity shall not be interpreted against any party because of such party’s involvement in the drafting thereof.

SECTION 10.15      Severability. Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

StarTek Receivables Funding, LLC,
as Buyer

By:	/s/ Doug Tackett
Name: Doug Tackett
Title: President

STARTEK USA, INC., as an Originator

By:	/s/ Del Cloninger
Name: Del Cloninger
Title: VP, Treasury

STARTEK, INC.,
as an Originator and as Master Servicer

By:	/s/ Del Cloninger
Name: Del Cloninger
Title: VP, Treasury

Schedule I

LOCATION OF THE ORIGINATORS

Originator	Location
StarTek, Inc.	Delaware
StarTek USA, Inc.	Colorado

Sch. I-1

Schedule II

LOCATION OF BOOKS AND RECORDS OF ORIGINATORS

Originator	Books and Records Locations
StarTek, Inc.	6200 South Syracuse Way, Suite 485 Greenwood Village, CO 80111
StarTek USA, Inc.	6200 South Syracuse Way, Suite 485 Greenwood Village, CO 80111

Sch. II-1

Schedule III

PRIOR LEGAL NAMES; TRADE NAMES

Originator	Prior Legal Names; Trade Names
StarTek, Inc.	n/a
StarTek USA, Inc.	n/a

Sch. III-1

Schedule IV

NOTICE ADDRESSES

Party	Address(s) for Notices
StarTek, Inc.

6200 South Syracuse Way, Suite 485
Greenwood Village, CO 80111

Attention: Del Cloninger, VP Treasury,

Phone: (314) 402-7228

Email: del.cloninger@startek.com

With a copy to:

Attention: Doug Tackett, Esq.

Phone: (615) 678-1729

Email: doug.tackett@startek.com

StarTek USA, Inc.

6200 South Syracuse Way, Suite 485
Greenwood Village, CO 80111

Attention: Del Cloninger, Treasurer,

Phone: (314) 402-7228

Email: del.cloninger@startek.com

With a copy to:

Attention: Doug Tackett, Esq.

Phone: (615) 678-1729

Email: doug.tackett@startek.com

StarTek Receivables Funding, LLC

6200 South Syracuse Way, Suite 485
Greenwood Village, CO 80111

Attention: Del Cloninger, Treasurer,

Phone: (314) 402-7228

Email: del.cloninger@startek.com

With a copy to:

Attention: Doug Tackett, Esq.

Phone: (615) 678-1729

Email: doug.tackett@startek.com

Sch. IV-1

Schedule V

ACTIONS/SUITS

None, except as disclosed in StarTek’s public filings with the SEC.

Sch. V-1

Exhibit A

PURCHASE DATA

1.	Name of applicable Originator

2.	For the [Closing Date][month ended ___________, 20__]

3.	If applicable:

a.	Aggregate Outstanding Balance of Contributed Receivables

b.	Related aggregate increase in StarTek USA’s capital account as a result of such contribution

4.	Aggregate Outstanding Balance of Receivables purchased [on the Closing Date][during the month referenced in #2 above]

5.

Aggregate Purchase Price paid for Receivables purchased [on the Closing Date][during the month referenced in #2 above] and the portion of which was paid in cash and the portion of which was paid through -an increase in the outstanding principal balance of the applicable Originator’s Subordinated Note

Ex. A-1

Exhibit B

FORM OF SUBORDINATED NOTE

New York, New York
April 17, 2020

FOR VALUE RECEIVED, the undersigned, StarTek Receivables Funding, LLC, a Delaware limited liability company (the “Buyer”), promises to pay to STARTEK [USA], INC., a [Delaware/Colorado] corporation (the “Originator”), on the terms and subject to the conditions set forth herein and in the Receivables Sale and Contribution Agreement referred to below, the aggregate unpaid Purchase Price of all Receivables purchased by the Buyer from the Originator pursuant to such Receivables Sale and Contribution Agreement, as such unpaid Purchase Price is shown in the records of the Master Servicer.

1.     Receivables Sale and Contribution Agreement. This is the Subordinated Note described in, and is subject to the terms and conditions set forth in, that certain Receivables Sale and Contribution Agreement dated as of April 17, 2020 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Receivables Sale and Contribution Agreement”), among the Buyer, StarTek, Inc., individually and as Master Servicer, and StarTek USA, Inc. Reference is hereby made to the Receivables Sale and Contribution Agreement for a statement of certain other rights and obligations of the Buyer and the Originator.

2.     Definitions. Capitalized terms used (but not defined) herein have the meanings assigned thereto in the Receivables Sale and Contribution Agreement and in Article I of the Receivables Purchase Agreement (as defined in the Receivables Sale and Contribution Agreement). In addition, as used herein, the following terms have the following meanings:

“Bankruptcy Proceedings” has the meaning set forth in clause (b) of paragraph 9 hereof.

“Final Maturity Date” means the Payment Date immediately following the date that falls one year and one day after the Termination Date.

“Prime Rate” means that rate announced by Regions Bank from time to time as its “prime rate” and is one of several interest rate bases under by Regions Bank. Regions Bank lends at rates both above and below such “prime rate,” and the parties acknowledge that such “prime rate” is not represented or intended to be the lowest of most favorable rate of interest offered by Regions Bank.

“Senior Interest Holders” means, collectively, Regions Bank, the Seller Indemnified Parties, the Master Servicer Indemnified Parties and the Affected Persons.

“Senior Interests” means, collectively, (i) the Aggregate Yield, (ii) the Aggregate Capital, (iii) the fees referred to in Section 2.03 of the Receivables Purchase Agreement, (iv) all amounts payable pursuant to Sections 4.01, 4.02, 13.01 or 14.04 of the Receivables Purchase Agreement and (v) all other obligations of the Buyer and the Master Servicer that are due and payable, to (a) Regions Bank and its successors, permitted transferees and assigns arising in connection with the Transaction Documents and (b) any Seller Indemnified Party, Master Servicer Indemnified Party or Affected Person arising in connection with the Receivables Purchase Agreement or any other Transaction Document, in each case, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due, together with any and all interest accruing on any such amount after the commencement of any Bankruptcy Proceedings, notwithstanding any provision or rule of law that might restrict the rights of any Senior Interest Holder, as against the Buyer or anyone else, to collect such interest.

Ex. B-1

“Subordination Provisions” means, collectively, clauses (a) through (l) of paragraph 9 hereof.

3.     Interest. Subject to the Subordination Provisions set forth below, the Buyer promises to pay interest on this Subordinated Note as follows: to (but excluding) the date on which the entire aggregate unpaid Purchase Price is fully paid, the aggregate unpaid Purchase Price from time to time outstanding shall bear interest at a rate per annum equal to the Prime Rate.

4.     Interest Payment Dates. Subject to the Subordination Provisions set forth below, the Buyer shall pay accrued interest on this Subordinated Note on each Monthly Settlement Date, and shall pay accrued interest on the amount of each principal payment made in cash on a date other than a Monthly Settlement Date at the time of such principal payment.

5.     Basis of Computation. Interest accrued hereunder shall be computed for the actual number of days elapsed on the basis of a 365- or 366-day year, as the case may be.

6.     Principal Payment Dates. Subject to the Subordination Provisions set forth below, payments of the principal amount of this Subordinated Note shall be made as follows:

(a)     The principal amount of this Subordinated Note shall be reduced by an amount equal to each payment deemed made pursuant to Section 3.3 of the Receivables Sale and Contribution Agreement.

(b)     The entire outstanding principal amount of this Subordinated Note shall be paid on the Final Maturity Date.

(c)     Subject to the Subordination Provisions set forth below, the principal amount of and accrued interest on this Subordinated Note may be prepaid by, and in the sole discretion of the Buyer, on any Business Day without premium or penalty.

7.     Payment Mechanics. All payments of principal and interest hereunder are to be made in lawful money of the United States of America in the manner specified in Article III of the Receivables Sale and Contribution Agreement.

8.     Enforcement Expenses. In addition to and not in limitation of the foregoing, but subject to the Subordination Provisions set forth below and to any limitation imposed by applicable Law, the Buyer agrees to pay all expenses, including Attorney Costs, incurred by the Originator in seeking to collect any amounts payable hereunder which are not paid when due.

Ex. B-2

9.     Subordination Provisions. The Buyer covenants and agrees, and the Originator and any other holder of this Subordinated Note (collectively, the Originator and any such other holder are called the “Holder”), by its acceptance of this Subordinated Note, likewise covenants and agrees on behalf of itself and any Holder, that the payment of the principal amount of and interest on this Subordinated Note is hereby expressly subordinated in right of payment to the payment and performance of the Senior Interests to the extent and in the manner set forth in the following clauses of this paragraph 9:

(a)     No payment or other distribution of the Buyer’s assets of any kind or character, whether in cash, securities, or other rights or property, shall be made on account of this Subordinated Note except to the extent such payment or other distribution is (i) permitted under the Receivables Purchase Agreement or (ii) made pursuant to paragraph 4 or clause (a) or (b) of paragraph 6 of this Subordinated Note;

(b)     In the event of any dissolution, winding up, liquidation, readjustment, reorganization or other similar event relating to the Buyer, whether voluntary or involuntary, partial or complete, and whether in bankruptcy, insolvency or receivership proceedings, or upon an assignment for the benefit of creditors, or any other marshalling of the assets and liabilities of the Buyer or any sale of all or substantially all of the assets of the Buyer other than as permitted by the Receivables Sale and Contribution Agreement (such proceedings being herein collectively called “Bankruptcy Proceedings”), the Senior Interests shall first be paid and performed in full and in cash before the Originator shall be entitled to receive and to retain any payment or distribution in respect of this Subordinated Note. In order to implement the foregoing: (i) all payments and distributions of any kind or character in respect of this Subordinated Note to which the Holder would be entitled except for this clause (b) shall be made directly to Regions Bank (for the benefit of the Senior Interest Holders); (ii) the Holder shall promptly file a claim or claims, in the form required in any Bankruptcy Proceedings, for the full outstanding amount of this Subordinated Note, and shall use commercially reasonable efforts to cause said claim or claims to be approved and all payments and other distributions in respect thereof to be made directly to Regions Bank (for the benefit of the Senior Interest Holders) until the Senior Interests shall have been paid and performed in full and in cash; and (iii) the Holder hereby irrevocably agrees that Regions Bank, may in the name of the Holder or otherwise, demand, sue for, collect, receive and receipt for any and all such payments or distributions, and file, prove and vote or consent in any such Bankruptcy Proceedings with respect to any and all claims of the Holder relating to this Subordinated Note, in each case until the Senior Interests shall have been paid and performed in full and in cash;

(c)     In the event that the Holder receives any payment or other distribution of any kind or character from the Buyer or from any other source whatsoever in respect of this Subordinated Note, other than as expressly permitted by the terms of this Subordinated Note, such payment or other distribution shall be received in trust for the Senior Interest Holders and shall be turned over by the Holder to Regions Bank (for the benefit of the Senior Interest Holders) forthwith. All payments and distributions received by Regions Bank in respect of this Subordinated Note, to the extent received in or converted into cash, may be applied by Regions Bank (for the benefit of the Senior Interest Holders) first to the payment of any and all expenses (including reasonable Attorney Costs) paid or incurred by the Senior Interest Holders in enforcing these Subordination Provisions, or in endeavoring to collect or realize upon this Subordinated Note, and any balance thereof shall, solely as between the Originator and the Senior Interest Holders, be applied by Regions Bank (in the order of application set forth in Article IV of the Receivables Purchase Agreement) toward the payment of the Senior Interests; but as between the Buyer and its creditors, no such payments or distributions of any kind or character shall be deemed to be payments or distributions in respect of the Senior Interests;

Ex. B-3

(d)     Notwithstanding any payments or distributions received by the Senior Interest Holders in respect of this Subordinated Note, while any Bankruptcy Proceedings are pending the Holder shall not be subrogated to the then existing rights of the Senior Interest Holders in respect of the Senior Interests until the Senior Interests have been paid and performed in full and in cash. If no Bankruptcy Proceedings are pending, the Holder shall only be entitled to exercise any subrogation rights that it may acquire (by reason of a payment or distribution to the Senior Interest Holders in respect of this Subordinated Note) to the extent that any payment arising out of the exercise of such rights would be permitted under the Receivables Purchase Agreement;

(e)     These Subordination Provisions are intended solely for the purpose of defining the relative rights of the Holder, on the one hand, and the Senior Interest Holders on the other hand. Nothing contained in these Subordination Provisions or elsewhere in this Subordinated Note is intended to or shall impair, as between the Buyer, its creditors (other than the Senior Interest Holders) and the Holder, the Buyer’s obligation, which is unconditional and absolute, to pay the Holder the principal of and interest on this Subordinated Note as and when the same shall become due and payable in accordance with the terms hereof or to affect the relative rights of the Holder and creditors of the Buyer (other than the Senior Interest Holders);

(f)     The Holder shall not, until the Senior Interests have been paid and performed in full and in cash, (i) cancel, waive, forgive, transfer or assign, or commence legal proceedings to enforce or collect, or subordinate to any obligation of the Buyer, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, or now or hereafter existing, or due or to become due, other than the Senior Interests, this Subordinated Note or any rights in respect hereof or (ii) convert this Subordinated Note into an equity interest in the Buyer, unless the Holder shall, in either case, have received the prior written consent of Regions Bank;

(g)     The Holder shall not, without the advance written consent of Regions Bank, commence, or join with any other Person in commencing, any Bankruptcy Proceedings with respect to the Buyer until at least one year and one day shall have passed since the Senior Interests shall have been paid and performed in full and in cash;

(h)     If, at any time, any payment (in whole or in part) of any Senior Interest is rescinded or must be restored or returned by a Senior Interest Holder (whether in connection with Bankruptcy Proceedings or otherwise), these Subordination Provisions shall continue to be effective or shall be reinstated, as the case may be, as though such payment had not been made;

(i)     Each of the Senior Interest Holders may, from time to time, at its sole discretion, without notice to the Holder, and without waiving any of its rights under these Subordination Provisions, take any or all of the following actions: (i) retain or obtain an interest in any property to secure any of the Senior Interests; (ii) retain or obtain the primary or secondary obligations of any other obligor or obligors with respect to any of the Senior Interests; (iii) extend or renew for one or more periods (whether or not longer than the original period), alter or exchange any of the Senior Interests, or release or compromise any obligation of any nature with respect to any of the Senior Interests; (iv) amend, supplement, amend and restate, or otherwise modify any Transaction Document; and (v) release its security interest in, or surrender, release or permit any substitution or exchange for all or any part of any rights or property securing any of the Senior Interests, or extend or renew for one or more periods (whether or not longer than the original period), or release, compromise, alter or exchange any obligations of any nature of any obligor with respect to any such rights or property;

Ex. B-4

(j)     The Holder hereby waives: (i) notice of acceptance of these Subordination Provisions by any of the Senior Interest Holders; (ii) notice of the existence, creation, non-payment or non-performance of all or any of the Senior Interests; and (iii) all diligence in enforcement, collection or protection of, or realization upon, the Senior Interests, or any thereof, or any security therefor;

(k)     Each of the Senior Interest Holders may, from time to time, on the terms and subject to the conditions set forth in the Transaction Documents to which such Persons are party, but without notice to the Holder, assign or transfer any or all of the Senior Interests, or any interest therein; and, notwithstanding any such assignment or transfer or any subsequent assignment or transfer thereof, such Senior Interests shall be and remain Senior Interests for the purposes of these Subordination Provisions, and every immediate and successive assignee or transferee of any of the Senior Interests or of any interest of such assignee or transferee in the Senior Interests shall be entitled to the benefits of these Subordination Provisions to the same extent as if such assignee or transferee were the assignor or transferor; and

(l)     These Subordination Provisions constitute a continuing offer from the Holder to all Persons who become the holders of, or who continue to hold, Senior Interests; and these Subordination Provisions are made for the benefit of the Senior Interest Holders, and Regions Bank may proceed to enforce such provisions on behalf of each of such Persons.

10.     General. No failure or delay on the part of the Originator in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No amendment, modification or waiver of, or consent with respect to, any provision of this Subordinated Note shall in any event be effective unless (i) the same shall be in writing and signed and delivered by the Buyer and the Holder and (ii) all consents required for such actions under the Transaction Documents shall have been received by the appropriate Persons.

11.     Maximum Interest. Notwithstanding anything in this Subordinated Note to the contrary, the Buyer shall never be required to pay unearned interest on any amount outstanding hereunder and shall never be required to pay interest on the principal amount outstanding hereunder at a rate in excess of the maximum nonusurious interest rate that may be contracted for, charged or received under applicable federal or state law (such maximum rate being herein called the “Highest Lawful Rate”). If the effective rate of interest which would otherwise be payable under this Subordinated Note would exceed the Highest Lawful Rate, or if the holder of this Subordinated Note shall receive any unearned interest or shall receive monies that are deemed to constitute interest which would increase the effective rate of interest payable by the Buyer under this Subordinated Note to a rate in excess of the Highest Lawful Rate, then (i) the amount of interest which would otherwise be payable by the Buyer under this Subordinated Note shall be reduced to the amount allowed by applicable Law, and (ii) any unearned interest paid by the Buyer or any interest paid by the Buyer in excess of the Highest Lawful Rate shall be refunded to the Buyer. Without limitation of the foregoing, all calculations of the rate of interest contracted for, charged or received by the Originator under this Subordinated Note that are made for the purpose of determining whether such rate exceeds the Highest Lawful Rate applicable to the Originator (such Highest Lawful Rate being herein called the “Originator’s Maximum Permissible Rate”) shall be made, to the extent permitted by usury laws applicable to the Originator (now or hereafter enacted), by amortizing, prorating and spreading in equal parts during the actual period during which any amount has been outstanding hereunder all interest at any time contracted for, charged or received by the Originator in connection herewith. If at any time and from time to time (i) the amount of interest payable to the Originator on any date shall be computed at the Originator’s Maximum Permissible Rate pursuant to the provisions of the foregoing sentence and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to the Originator would be less than the amount of interest payable to the Originator computed at the Originator’s Maximum Permissible Rate, then the amount of interest payable to the Originator in respect of such subsequent interest computation period shall continue to be computed at the Originator’s Maximum Permissible Rate until the total amount of interest payable to the Originator shall equal the total amount of interest which would have been payable to the Originator if the total amount of interest had been computed without giving effect to the provisions of the foregoing sentence.

Ex. B-5

12.       No Negotiation. This Subordinated Note is not negotiable.

13.     Governing Law. THIS SUBORDINATED NOTE, INCLUDING THE RIGHTS AND DUTIES OF THE PARTIES HERETO, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BUT WITHOUT REGARD TO ANY OTHER CONFLICTS OF LAW PROVISIONS THEREOF).

14.     Captions. Paragraph captions used in this Subordinated Note are for convenience only and shall not affect the meaning or interpretation of any provision of this Subordinated Note.

IN WITNESS WHEREOF, the Buyer has caused this Subordinated Note to be executed as of the date first written above.

StarTek Receivables Funding, LLC

By:_______________________________________

Name:

Title:

Ex. B-6